Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 29, 2012, relating to the financial statements, which appears in Mackinac Financial Corporation’s Form 10-K for the fiscal year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Plante Moran, PLLC
Grand Rapids, Michigan
July 17, 2012